Exhibit 99.2

TELKONET, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA (Telkonet Segment)
FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2007 AND 2006
(Unaudited)

	Three Months Ended		Years Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Net (loss), as reported	$(5,449,127)	$(5,134,186)	$(20,391,110)	$(27,437,116)
Net loss attributed to MSTI segment	3,077,829	1,255,135	7,120,380	3,272,478
Net loss attributed to Telkonet segment	(2,371,298)	(3,879,051)	(13,270,730)	(24,164,638)

Interest (income) expense, net	245,106	(159,517)	144,109	5,060,844
Depreciation and amortization	94,690	53,461	410,021	220,898

EBITDA attributed to Telkonet segment	(2,031,502)	(3,985,107)	(12,716,600)	(18,882,896)
Adjustments:
Loss on early extinguishment of debt	-	-	-	4,626,679
Gain on sale of investment	(1,868,956)	-	(1,868,956)	-
Stock based compensation	438,226	265,086	1,695,846	1,358,239

Adjusted EBITDA	$(3,462,232)	$(3,720,021)	$(12,889,710)	$(12,897,978)

NON-GAAP Financial Measures:

The Company, as is common in its industry, uses EBITDA as a measure of performance to demonstrate earnings exclusive of interest and non-cash events. The Company manages its business based on its cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company’s performance based on the Company’s net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principals generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company’s case is the removal of interest, depreciation, amortization, taxes and other non-cash expense.  In assessing the overall health of its business during the fourth quarter and the fiscal years 2007 and 2006, The Company excluded items in the following general categories, each of which are described below:

Loss on Early Extinguishment of Debt.  In August 2006, the Company recorded a one-time non-cash expense of $4,626,679 in connection with the repayment of outstanding convertible senior notes.  The expense consisted of a redemption premium paid in common stock, additional warrants issued, and a write-off of unamortized debt discount and financing costs.  The Company considers this a financing transaction, and it is not an indication of current or future operating performance.  Therefore the Company does not consider the inclusion of this transaction helpful in assessing its current financial performance compared to previous periods as well as prospects for the future.

Gain on Sale of Investment. In November 2007, the Company completed the sale of its investment in a privately held company and recorded a $1,868,956 gain on the sale of the investment in the consolidated statement of operations for the year ended December 31, 2007.  The Company considers this a financing transaction, and it is not an indication of operating performance.  Therefore the Company does not consider the inclusion of our sale of this investment helpful in assessing its current financial performance compared to previous periods as well as prospects for the future.

Stock Based Compensation. The Company believes that because of the variety of equity awards used by companies, varying methodologies for determining stock-based compensation and the assumptions and estimates involved in those determinations, the exclusion of non-cash stock-based compensation enhances the ability of management and investors to understand the impact of non-cash stock-based compensation on our operating results. Further, the Company believes that excluding stock-based compensation expense allows for a more transparent comparison of its financial results to previous periods.

TELKONET, INC.
CONSOLIDATED STATEMENTS OF LOSSES
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006

Revenues, net:
Product	$9,168,077	$3,092,967
Rental	4,984,656	2,088,361
Total Revenue	14,152,733	5,181,328

Cost of Sales:
Product	7,165,120	2,062,399
Rental	4,505,476	2,418,260
Total Cost of Sales	11,670,596	4,480,659

Gross Profit	2,482,137	700,669

Operating Expenses:
Research and Development	2,349,690	1,925,746
Selling, General and Administrative	17,897,974	14,346,364
Impairment Write-Down in Goodwill of Subsidiary	1,977,768	-
Impairment Write-Down in Long Lived Assets of Subsidiary	493,512	-
Impairment Write-Down in Investment in Affiliate	-	92,000
Non-Employee Stock Based Compensation	470,220	277,344
Non-Employee Stock Based Compensation of Subsidiary	337,500	-
Employee Stock Based Compensation	1,225,626	1,080,895
Employee Stock Based Compensation of Subsidiary	308,634	-
Depreciation and Amortization	878,766	540,906
Total Operating Expenses	25,939,690	18,263,255

Loss from Operations	(23,457,553)	(17,562,586)

Other Income (Expenses):
Gain on Sale of Investment in Affiliate	1,868,956	-
Registration Rights Liquidated Damages of Subsidiary	(500,000)	-
Loss on Early Extinguishment of Debt	-	(4,626,679)
Other Income	-	-
Interest Income	116,043	327,184
Interest Expense	(1,328,624)	(5,594,604)
Total Other Income (Expenses)	156,375	(9,894,099)

Loss Before Provision for Income Taxes	(23,301,178)	(27,456,685)

Minority interest	2,910,068	19,569
Provision for Income Tax	-	-

Net (Loss)	$(20,391,110)	$(27,437,116)

Loss per common share (basic and assuming dilution)	$(0.31)	$(0.54)

Weighted average common shares outstanding	65,414,875	50,823,652